CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders of
      Met Investors Series Trust:

We consent to (a) the use in this Pre-Effective Amendment No. 1 to the Registration Statement of Met Investors Series Trust under the Securities Act of 1933 on Form N-1A of the reference to our report dated September 1, 2000 regarding the BlackRock Equity Series and the BlackRock U.S. Government Income Series of the Security First Trust as of and for the year ended July 31, 2000, which is included in the heading "Financial Highlights" in the Prospectus which is a part of such Registration Statement, (b) the reference to us under the heading "Independent Auditors" in the Statement of Additional Information of such Registration Statement, and (c) the reference to us under the heading "Financial Statements" in the Statement of Additional Information.

/s/Deloitte & Touche LLP

December 29, 2000
Los Angeles, California